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                                                                    EXHIBIT 21.1

                     LIST OF SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of Incorporation of Subsidiary or Organization...1. P-Com United Kingdom, Inc., Delaware; 2. P-Com (Barbados) FSC Limited, Barbados; 3 P-Com Finance Corporation, Delaware; 4. P-Com Italia S,p.A., Italy; 5. P-Com Network Services, Inc., Delaware; 6. P-Com GmbH, Germany; 7. Telematics Inc., Virginia;
8. P-Com Network Services (UK) Limited, England; 9. P-Com Corp., Int'l (Cayman) Ltd., Cayman Islands.